Filed Pursuant to Rule 424(b)(2)
File No. 333-159738

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated October 14, 2011 PRICING SUPPLEMENT No. 141 dated October , 2011 (To Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K Equity Linked Securities Upside Participation And Partial Downside Protection

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

■  Linked to an International Equity Basket comprised of the EURO STOXX 50® Index (50%) and the FTSE® 100 Index (50%)

■   Return equal to 140% to 150% of the average upside performance of the basket if the final ending level is greater than the starting level

■  Average upside performance of the basket observed quarterly

■  Downside exposure of up to 10% of the original offering price in the event of a decrease in the point-to-point performance of the basket, based on the final ending level relative to the starting level

■   Term of approximately 5 years

■   No periodic interest payments

■   May receive less, and possibly 10% less, than the original offering price

Investing in the notes involves risks. See “Risk Factors” on page PRS-7.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	1.00%	99.00%
Total

(1)

Not greater than 1.00%. In addition to the agent discount, the original offering price specified above includes structuring and development costs and offering expenses. If the notes were priced today, the agent discount and structuring and development costs would total approximately $40.00 per $1,000 note. The actual agent discount and structuring and development costs will be set forth in the final pricing supplement when the final terms of the notes are determined. In no event will the agent discount and structuring and development costs exceed $55.00 per $1,000 note. See “Plan of Distribution” in the prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Investment Description

The Notes Linked to an International Equity Basket due October     , 2016 are senior unsecured debt securities of Wells Fargo & Company that provide (i) the possibility of a leveraged return based on the average upside performance (observed quarterly), if any, of the basket of equity indices (the “Basket”) during the term of the notes if the final ending level is greater than the starting level and (ii) downside exposure of up to 10% of the original offering price per note in the event of a point-to-point decrease in the value of the Basket, based on the final ending level relative to the starting level, in each case subject to the credit risk of Wells Fargo. If the final ending level declines from the starting level, you may receive less, and possibly 10% less, than the original offering price of your notes. In no event will you lose more than 10% of the original offering price of your notes; however, all payments on the notes are subject to the credit risk of Wells Fargo.

The Basket is comprised of the following two basket components, with each basket component having the weighting noted parenthetically:

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the EURO STOXX 50® Index (50%), an equity index comprised of 50 component stocks of sector leaders from within the following Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain; and

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the FTSE® 100 Index (50%), an equity index that measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange.

You should read this pricing supplement together with the prospectus supplement dated April 23, 2010 and the prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009 filed with the SEC on April 23, 2010:

http://www.sec.gov/Archives/edgar/data/72971/000119312510091748/d424b2.htm

PRS-2

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Investor Considerations

We have designed the notes for investors who:

¡	seek exposure to the average upside performance of the Basket if the final ending level is greater than the starting level and want to partially protect against a decline in the Basket by:

☐

participating 140% to 150% in any increase in the average ending level of the Basket, observed quarterly, relative to the starting level if the final ending level is greater than the starting level; and

☐	protecting against any loss greater than 10% of the original offering price of the notes;

¡	understand that even if the final ending level is greater than the starting level, they will not receive any return on the notes if the average ending level is not greater than the starting level;

¡

understand that if the final ending level is less than the starting level, they may receive less, and possibly 10% less, than the original offering price of the notes, even if the average ending level is greater than the starting level;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡

expect the final ending level of the Basket, as measured on the final calculation day, or the average ending level of the Basket, as measured quarterly during the term of the notes, to decrease from its starting level;

¡	seek exposure to the upside performance of the Basket as measured solely from the pricing date to the stated maturity date;

¡	seek exposure to the upside performance of the Basket as measured solely with respect to the average ending level of the Basket during the term of the notes;

¡	seek full return of the original offering price of the notes at stated maturity;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to foreign equity markets;

¡	seek exposure to the Basket but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The EURO STOXX 50® is the intellectual property (including registered trademarks) of STOXX Limited (“STOXX”), Zurich Switzerland and/or its licensors (“Licensors”), which is used under license. The notes, based on the EURO STOXX 50® Index, are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither of the Licensors shall have any liability with respect thereto.

“FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK®” are trademarks of the London Stock Exchange Plc (the “Exchange”) and the Financial Times Ltd. (“FT”), and are used by FTSE International Limited (“FTSE”) under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE. FTSE is under no obligation to continue the calculation and dissemination of the FTSE® 100 Index. The notes are not in any way sponsored, endorsed, sold or promoted by FTSE, the Exchange or FT, and neither FTSE nor the Exchange nor FT makes any warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the FTSE® 100 Index and/or the figure at which the FTSE® 100 Index stands at any particular time on any particular day or otherwise. The FTSE® 100 Index is compiled and calculated by FTSE. However, neither FTSE, the Exchange nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the index and neither FTSE, the Exchange nor FT shall be under any obligation to advise any person of any error therein.

PRS-3

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Terms of the Notes

Market Measure:	A basket (the “Basket”) comprised of the following basket components, with the return of each basket component having the weighting noted parenthetically: the EURO STOXX 50 Index (50%) and the FTSE 100 Index (50%).

Pricing Date:	October 18, 2011*

Issue Date:	October 21, 2011*

Stated Maturity Date:	October 21, 2016*, subject to postponement if a market disruption event occurs or is continuing. If a market disruption event has occurred or is continuing on the final calculation day, the stated maturity date will be postponed until the later of (i) October 21, 2016 and (ii) three business days after the final ending level is determined. The notes are not subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to the stated maturity date.

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the redemption amount. The “redemption amount” per note will equal:

•  if the final ending level is greater than the starting level: the original offering price per note plus the additional amount, if any; and

Redemption Amount:	• if the final ending level is less than or equal to the starting level: the original offering price per note plus the additional amount, if any, minus the lesser of:

(i)	original offering price per note	x	starting level – final ending level	; and
starting level

(ii) 10% of the original offering price per note ($100 per $1,000 note). References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

If the final ending level is less than the starting level, you may receive less, and possibly 10% less, than the original offering price of your notes.

Starting Level:	The “starting level” is 100.

Final Ending Level:	The “final ending level” will be calculated based on the weighted final component returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the final component return of the EURO STOXX 50 Index and (B) 50% of the final component return of the FTSE 100 Index.

Additional Amount:	The “additional amount” will be based on the average performance of the Basket during the term of the notes and will be equal to the greater of: (i) zero; and

(ii)	the original offering price per note	x	average ending level – starting level	x participation rate
starting level

* To the extent that we make any change to the expected pricing date or expected issue date, the calculation days and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-4

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Terms of the Notes (Continued)

Average Ending Level:	The “average ending level” will be calculated based on the weighted average component returns of the basket components and will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 50% of the average component return of the EURO STOXX 50 Index and (B) 50% of the average component return of the FTSE 100 Index.

Participation Rate:	The “participation rate” will be determined on the pricing date and will be within the range of 140% to 150%.

Component Returns:

The “final component return” of a basket component will be equal to:

final component level – initial component level

initial component level

where,

•    the “initial component level” will be the closing level of such basket component on the pricing date; and

•    the “final component level” will be the closing level of such basket component on the final calculation day.

The “average component return” of a basket component will be equal to:

average component level – initial component level

initial component level

where,

•    the “average component level” will be the arithmetic average of the closing levels of such basket component on the calculation days.

Calculation Days:	Quarterly, on the 18th day of each January, April, July and October, commencing January 18, 2012 and ending October 18, 2016*, provided, however, if any such day is not a trading day, such calculation day will be the next succeeding trading day. A calculation day is subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Notes” for the definitions of trading day and market disruption event.

No Interest Payments:	There will be no payment of interest, periodic or otherwise, on the notes.

Calculation Agent:	Wells Fargo Securities, LLC

Tax Consequences:

The notes should be treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. We urge you to read the discussion under “United States Federal Income Tax Considerations” below for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

* To the extent that we make any change to the expected pricing date or expected issue date, the calculation days and stated maturity date may also be changed in our discretion to ensure that the term of the notes remains the same.

PRS-5

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Terms of the Notes (Continued)

Comparable Yield and Projected Payment Schedule:

Under the rules governing contingent payment debt instruments, you will generally be required to accrue interest on the notes in accordance with the comparable yield for the notes. We have determined that the comparable yield for the notes is equal to         % per annum, compounded semi-annually, with a single projected payment at maturity of $         based on an investment of $1,000. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar-year basis, we have determined that you will generally be required to include the following amounts of ordinary income for each $1,000 investment in the notes each year: $         in 2011, $         in 2012, $         in 2013, $         in 2014, $         in 2015 and $         in 2016. However, in 2016, the amount of ordinary income that you will be required to pay taxes on from owning each $1,000 note may be greater or less than $        , depending upon the amount you receive on the stated maturity date. If the amount you receive on the stated maturity date is greater than $         for each $1,000 investment in the notes, you will be required to increase the amount of ordinary income that you recognize in 2016 by an amount that is equal to such excess. Conversely, if the amount you receive on the stated maturity date is less than $         for an investment of $1,000 for each note, you would decrease the amount of ordinary income that you recognize in 2016 by an amount equal to such difference. If the amount you receive on the stated maturity date is less than $         for each $1,000 investment in the notes, you will recognize an ordinary loss in 2016 and, if the amount you receive on the stated maturity date is less than $1,000 for each $1,000 investment in the notes, you will recognize both an ordinary and a capital loss in 2016. See “United States Federal Income Tax Considerations” below.

If you are a secondary purchaser of the notes, the tax consequences to you may be different.

Agent:	Wells Fargo Securities, LLC, acting as principal. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 1.00% of the original offering price of the notes.

Supplemental Plan of Distribution:	The notes may be made available for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan. See “Plan of Distribution” in the prospectus supplement for additional selling restrictions.

No Listing:	The notes will not be listed on any securities exchange or automated quotation system.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RFZ9

PRS-6

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Risk Factors

Your investment in the notes will involve risks. You should carefully consider the risk factors set forth below as well as the other information contained in the prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the notes may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

If The Final Ending Level Is Less Than The Starting Level, You May Receive Less, And Possibly 10% Less, Than The Original Offering Price Of Your Notes.

If the final ending level is less than the starting level, the redemption amount that you receive at stated maturity may be less, and possibly 10% less, than the original offering price of your notes, even if the average ending level is greater than the starting level. If the final ending level is less than the starting level but the average ending level is greater than the starting level, the redemption amount will be less than the original offering price of your notes if, and to the extent that, the percentage decrease from the starting level to the final ending level (up to a 10% limit) is greater (in absolute value terms) than the percentage increase from the starting level to the average ending level times the participation rate. If the final ending level and the average ending level are both less than the starting level, then the redemption amount will be less than the original offering price of your notes to the extent of the percentage decrease from the starting level to the final ending level (up to a 10% limit). As a result, you may receive less, and possibly 10% less, than the original offering price per note.

If the final ending level is less than the starting level, the closing levels of the basket components on the final calculation day will have a significantly greater impact on your payment at maturity than the closing levels of the basket components on the other calculation days, and that impact will be negative. In the determination of the redemption amount when the final ending level is less than the starting level, the percentage decrease from the starting level to the final ending level (up to a 10% limit) will offset, in part or fully, and may more than offset, the percentage increase, if any, from the starting level to the average ending level. If your payment at maturity on the notes were calculated based solely on the average ending level relative to the starting level, the averaging approach would have the effect of smoothing out, to some extent, fluctuations in the closing levels of the basket components on any given calculation day, including the final calculation day. However, since the redemption amount of your notes in circumstances in which the final ending level is less than the starting level is not calculated based solely on the average ending level relative to the starting level, this potentially beneficial smoothing effect will be negated by any downward fluctuation that may occur on the final calculation day.

The Average Ending Level Will Be Based On An Average Of The Closing Levels Of The Basket Components On Calculation Days Occurring Quarterly Over The Term Of The Notes And Therefore May Be Less Than The Final Ending Level, Which Will Be Based On The Closing Levels Of The Basket Components On The Final Calculation Day.

The average ending level will be calculated by reference to an average of the closing levels of the basket components on calculation days occurring quarterly over the term of the notes. The average ending level, as so calculated, may be less than the final ending level, which will be calculated based on the closing levels of the basket components on the final calculation day. As a result, the redemption amount you receive at stated maturity may be less than the amount you would receive if the redemption amount was based solely on the closing levels of the basket components on the final calculation day. This difference could be particularly large if there is a significant increase in the closing levels of the basket components during the latter portion of the term

PRS-7

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Risk Factors (Continued)

of the notes. If the average ending level is less than the starting level, then you will receive no more than the original offering price per note at stated maturity even if the final ending level is significantly greater than the starting level.

Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

The yield that you will receive on your notes may be less than the return you could earn on other investments. Even if the average ending level and the final ending level are greater than the starting level, the amount you receive at stated maturity may only be slightly greater than the original offering price, and your yield may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Notes Are Subject To The Credit Risk Of Wells Fargo.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party, and any amounts payable under the notes are subject to our creditworthiness. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the notes.

U.S. Taxpayers Will Be Required To Pay Taxes On The Notes Each Year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes should be characterized and treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. Assuming such characterization and treatment are respected, if you are a U.S. person, you will generally be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. These rules will generally have the effect of requiring you to include increasing amounts of income in respect of the notes prior to your receipt of cash attributable to that income. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

In addition, any gain you may recognize upon the sale, exchange or maturity of the notes will be taxed as ordinary income. Any loss you may recognize upon the sale, exchange or maturity of the notes will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. If you are a secondary purchaser of the notes, the tax consequences to you may be different.

We urge you to read the discussion entitled “United States Federal Income Tax Considerations” below for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

The Inclusion Of The Agent Discount And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the notes will likely be lower than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the agent discount paid in connection with the initial distribution and

PRS-8

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Risk Factors (Continued)

structuring and development costs and offering expenses. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. The price at which the agent or any other potential buyer may be willing to buy your notes will also be affected by the market and other conditions discussed in the next risk factor.

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by supply and demand of the notes, the performance of the Basket up to that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. A change in a specific factor could have the following impacts on the value of the notes, assuming all other conditions remain constant. When we refer to the “value” of your note, we mean the value that you could receive for your note if you are able to sell it in the open market before the stated maturity date.

•

Basket Performance. The value of the notes prior to maturity will depend substantially on the average ending level of the Basket through that time and on the closing levels of the basket components at that time. The price at which you will be able to sell the notes before stated maturity may be at a discount, which could be substantial, from their original offering price, if the average ending level of the Basket through such time or the closing levels of the basket components at such time are less than, equal to or not sufficiently above the starting level or the initial component levels, as the case may be.

•	Interest Rates. The value of the notes may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Basket. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the notes may be affected if the volatility of the Basket changes.

•

Time Remaining To Maturity. The value of the notes may be affected by the time remaining to maturity. As a result of a “time premium,” the notes may have a value above that which would be expected based on the level of interest rates and the performance of the securities included in the basket components and the performance of the Basket up to that time the longer the time remaining to maturity. A “time premium” results from expectations concerning the performance of the Basket during the period prior to maturity of the notes. As the time remaining to the maturity of the notes decreases, this time premium will likely decrease and, depending on the performance of the Basket at such time, may adversely affect the value of the notes.

•

Dividend Yields On Securities Included In The Basket Components. The value of the notes may be affected by the dividend yields on securities included in the basket components. In general, higher dividend yields will reduce the value of the notes and, conversely, lower dividend yields will increase the value of the notes.

PRS-9

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Risk Factors (Continued)

•

Events Involving The Companies Included In The Basket Components. General economic conditions and earnings results of the companies whose securities are included in the basket components and real or anticipated changes in those conditions or results may affect the value of the notes. Additionally, as a result of a merger or acquisition, one or more of the securities included in the basket components may be replaced with a surviving or acquiring entity’s securities. The surviving or acquiring entity’s securities may not have the same characteristics as the securities originally included in the basket components.

•

Our Credit Ratings, Financial Condition And Results Of Operation. Actual or anticipated changes in our credit ratings, financial condition or results of operation may affect the value of the notes. However, because the return on the notes is dependent upon factors in addition to our ability to pay our obligations under the notes, such as the final ending level and average ending level of the Basket, an improvement in our credit ratings, financial condition or results of operation will not reduce the other investment risks related to the notes.

You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the level of the Basket. In general, assuming all relevant factors are held constant, we expect that the effect on the value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes. One exception is that one or more significant decreases in the closing level of a basket component, whenever those decreases may occur, may significantly decrease the value of the notes.

We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to and do not intend to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Your Return On The Notes Could Be Less Than If You Owned Securities Included In The Basket Components.

Your return on the notes will not reflect the return you would realize if you actually owned the securities included in the basket components and received the dividends and other payments paid on those securities. This is because the redemption amount payable at stated maturity will be determined by reference to the average ending level and the final ending level, which will be calculated by reference to the closing levels of the basket components which in turn will be calculated by reference to the prices of the securities underlying the basket components without taking into consideration the value of dividends and other payments paid on those securities.

PRS-10

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Risk Factors (Continued)

Historical Values Of The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Notes.

The closing levels of the basket components on the calculation days will determine the redemption amount payable at maturity to you. As a result, it is impossible to predict whether the average ending level and the final ending level of the Basket will fall or rise compared to its starting level. The closing levels of the basket components will be influenced by the trading prices of the securities included in the basket components, which will in turn be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves.

Changes That Affect The Basket Components May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

The policies of an index sponsor concerning the calculation of a basket component and the addition, deletion or substitution of securities comprising a basket component and the manner in which an index sponsor takes account of certain changes affecting such securities may affect the closing level of the basket component and, therefore, may affect the value of the notes and the redemption amount payable at maturity. An index sponsor may discontinue or suspend calculation or dissemination of a basket component or materially alter the methodology by which it calculates a basket component. Any such actions could affect the value of the notes.

We Cannot Control Actions By Any Of The Companies Whose Securities Are Included In The Basket Components.

Actions by any company whose securities are included in the basket components may have an adverse effect on the price of its security, the average ending level, final ending level and the value of the notes. These companies will not be involved in the offering of the notes and will have no obligations with respect to the notes, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the notes and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies will not be involved with the administration, marketing or trading of the notes and will have no obligations with respect to the redemption amount to be paid to you at maturity.

We And Our Affiliates Have No Affiliation With Either Index Sponsor And Are Not Responsible For Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with either index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of a basket component. We have derived the information about the index sponsors and the basket components contained in this pricing supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the basket components or the index sponsors contained in this pricing supplement. You, as an investor in the notes, should make your own investigation into the basket components and the index sponsors. The index sponsors are not involved in the offering of the notes made hereby in any way and have no obligation to consider your interest as an owner of notes in taking any actions that might affect the value of the notes.

PRS-11

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Risk Factors (Continued)

An Investment In The Notes Is Subject To Risks Associated With Foreign Securities Markets.

The basket components include the stocks of foreign companies and you should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. Foreign securities markets may have less liquidity and may be more volatile than the U.S. securities markets, and market developments may affect foreign markets differently than U.S. securities markets. Direct or indirect government intervention to stabilize a foreign securities market, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices and performance of securities of non-U.S. companies are subject to political, economic, financial, military and social factors which could negatively affect foreign securities markets, including the possibility of recent or future changes in a foreign government’s economic, monetary and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities, the possibility of imposition of withholding taxes on dividend income, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility or political instability and the possibility of natural disaster or adverse public health developments. Moreover, the relevant non-U.S. economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

The underlying stocks included in the basket components may be listed on a foreign stock exchange. A foreign stock exchange may impose trading limitations intended to prevent extreme fluctuations in individual stock prices and may suspend trading in certain circumstances. These actions could limit variations in the closing level of the basket components which could, in turn, adversely affect the value of the notes.

Changes In The Value Of One Or More Basket Components May Offset Each Other.

Price movements in the basket components may not correlate with each other. Even if the closing level of a basket component increases, the closing level of the other basket component may not increase as much or may even decline in value. Therefore, in calculating the final ending level and the average ending level of the Basket, increases in the closing level of one of the basket components may be moderated, or wholly offset, by lesser increases or declines in the closing level of the other basket component. You cannot predict the future performance of the basket components or the Basket as a whole, or whether an increase in the closing level of a basket component will be offset by a decrease in the closing level of the other basket component, based on their historical performance.

The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

The determination of the final ending level may be postponed if the calculation agent determines that a market disruption event (as defined below) has occurred or is continuing on the final calculation day. If such a postponement occurs, the stated maturity date will be postponed until the later of (i) the initial stated maturity date and (ii) three business days after the final ending level is determined.

PRS-12

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Risk Factors (Continued)

Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

We or one or more of our affiliates may, at present or in the future, publish research reports on the basket components or the companies whose securities are included in the basket components. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the closing price of securities included in the basket components and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the basket components, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about one or more of the companies whose securities are included in the basket components. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you.

For the foregoing reasons, you are encouraged to derive information concerning the basket components from multiple sources and should not rely on the views expressed by us or our affiliates.

Potential Conflicts Of Interest Could Arise.

One of our affiliates will be the calculation agent for purposes of determining, among other things, the final ending level and the average ending level, calculating the redemption amount, determining whether adjustments should be made to the final ending level or the average ending level and determining whether a market disruption event has occurred. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you. In addition, some of our activities in connection with hedging our obligations under the notes and other business activities may create conflicts of interest as discussed in the next risk factor.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Value Of The Basket Components, Prices Of Securities Included In The Basket Components Or The Value Of The Notes.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the notes. Pursuant to such hedging activities, we or one or more of our affiliates may acquire securities included in the basket components or listed or over-the-counter derivative or synthetic instruments related to such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

To the extent that we or one or more of our affiliates has a long hedge position in any of the securities included in the basket components, or derivative or synthetic instruments related to those securities, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of a calculation day or at or about the time of a change in the securities included in the basket components. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of the securities included in the basket components and, accordingly, increase or decrease the closing levels of the basket components. Although we

PRS-13

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Risk Factors (Continued)

have no reason to believe that any of those activities will have a material impact on the closing levels of the basket components, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account.

We or one or more of our affiliates may also engage in trading in the shares of the securities included in the basket components and other investments relating to such securities on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of such securities and, therefore, the value of the notes.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the notes from time to time and may, in our or their sole discretion, hold or resell those notes. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we could receive substantial returns with respect to those positions while the value of your note may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the basket components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

PRS-14

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Additional Terms of the Notes

Wells Fargo will issue the notes as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

Closing Level

The “closing level” of a basket component on any trading day means the closing level of such basket component as reported by the index sponsor of such basket component on such trading day.

Trading Day

A “trading day” with respect to a basket component means a day, as determined by the calculation agent, on which (i) the index sponsor publishes the closing level of such basket component or successor thereto, if applicable, and (ii) the exchanges on which futures or options contracts related to such basket component or successor thereto, if applicable, are traded, are open for trading for their respective regular trading sessions.

Market Disruption Events

A “market disruption event” means, with respect to a basket component, any of the following events as determined by the calculation agent in its sole discretion:

(A)	A material suspension or material limitation of trading in the securities which then comprise 20% or more of the level of such basket component or any successor basket component (as defined below) has been imposed by the relevant exchanges on which those securities are traded, at any time during the one-hour period preceding the close of trading on such day, whether by reason of movements in price exceeding limits permitted by those relevant exchanges or otherwise.

(B)	A material suspension or material limitation of trading has occurred on that day, in each case during the one-hour period preceding the close of trading in options or futures contracts related to such basket component or any successor basket component, on the primary exchange or quotation system on which those options or futures contracts are traded, whether by reason of movements in price exceeding levels permitted by the exchange, the quotation system or otherwise.

(C)	Any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the securities that then comprise 20% or more of the level of such basket component or any successor basket component, at any time during the one-hour period that ends at the close of trading on that day.

(D)	Any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to such basket component or any successor basket component on the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on that day.

(E)

The closure of the relevant exchanges on which the securities that then comprise 20% or more of the level of such basket component or any successor basket component are traded or the primary exchange or quotation

PRS-15

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Additional Terms of the Notes (Continued)

system on which futures or options contracts relating to such basket component or any successor basket component are traded prior to its scheduled close of trading unless the earlier closing time is announced by the relevant exchanges, the primary exchange or the quotation system, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the relevant exchanges, the primary exchange or the quotation system, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchanges, the primary exchange or the quotation system, as applicable, for execution at the close of trading on that day.

For purposes of determining whether a market disruption event has occurred:

(1)	the relevant percentage contribution of a security to the level of a basket component or any successor basket component will be based on a comparison of (x) the portion of the level of such basket component attributable to that security and (y) the overall level of such basket component or successor basket component, in each case immediately before the occurrence of the market disruption event;

(2)	“close of trading” means in respect of any relevant exchange, primary exchange or quotation system, the scheduled weekday closing time on a day on which such relevant exchange, primary exchange or quotation system is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside the regular trading session hours; and

(3)	“relevant exchange” for any security (or any combination thereof then underlying a basket component or any successor basket component) means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent.

If a market disruption event occurs or is continuing with respect to a basket component on a calculation day, such calculation day for such basket component will be postponed to the first succeeding trading day on which a market disruption event for such basket component has not occurred and is not continuing. If such first succeeding trading day has not occurred as of the eighth scheduled trading day after an originally scheduled calculation day for such basket component, that eighth scheduled trading day shall be deemed a calculation day. If a calculation day has been postponed eight scheduled trading days after an originally scheduled calculation day for such basket component and such eighth scheduled trading day is not a trading day, or if a market disruption event occurs or is continuing with respect to the basket component on such eighth scheduled trading day, the calculation agent will determine the closing level of such basket component on such eighth scheduled trading day in accordance with the formula for and method of calculating the closing level of such basket component last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any of the relevant securities, if such date is not a trading day or a market disruption event has occurred, its good faith estimate of the closing price that would have prevailed for such securities) on such date of each security most recently included in such basket component. As used herein, “closing price” means, with respect to any security on any date, the last reported sales price regular way on such date or, in the case no such reported sale takes place on such date, the average of the reported closing bid and asked prices regular way on such date, in either case, on the primary organized exchange or trading system on which such security is then listed or admitted to trading. Notwithstanding a postponement of a calculation day for a particular basket component due to a market disruption event with respect to such basket component, the originally scheduled calculation day will remain the calculation day for any basket component not affected by a market disruption event.

PRS-16

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Additional Terms of the Notes (Continued)

Adjustments to a Basket Component

If at any time a sponsor or publisher of a basket component (each, an “index sponsor”) makes a material change in the formula for or the method of calculating such basket component, or in any other way materially modifies such basket component so that such basket component does not, in the opinion of the calculation agent, fairly represent the level of such basket component had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of such basket component is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a basket component comparable to such basket component as if those changes or modifications had not been made, and calculate the level of such basket component with reference to such basket component, as so adjusted. Accordingly, if the method of calculating a basket component is modified so that the level of such basket component is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust such basket component in order to arrive at a level of such basket component as if it had not been modified.

Discontinuance of a Basket Component

If an index sponsor discontinues publication of a basket component, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to such basket component (a “successor basket component”), then, upon the calculation agent’s notification of that determination to the trustee and us, the calculation agent will substitute the successor basket component as calculated by the relevant index sponsor or any other entity and calculate the average ending level and final ending level as described herein. Upon any selection by the calculation agent of a successor basket component, we will cause notice to be given to holders of the notes.

In the event that an index sponsor discontinues publication of a basket component and the calculation agent does not select a successor basket component, the calculation agent will compute a substitute level for such basket component in accordance with the procedures last used to calculate such basket component before any discontinuance. If a successor basket component is selected or the calculation agent calculates a level as a substitute for a basket component, the successor basket component or level will be used as a substitute for that basket component for all purposes, including the purpose of determining whether a market disruption event exists.

Notwithstanding these alternative arrangements, discontinuance of the publication of a basket component may adversely affect the value of the notes.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as initial calculation agent for the notes and may appoint agents to assist it in the performance of its duties. Pursuant to the calculation agency agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred; see “—Market Disruption Events;”

•	determine if adjustments are required to the closing level of a basket component under various circumstances; see “Adjustments to a Basket Component;” and

PRS-17

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Additional Terms of the Notes (Continued)

•

if publication of a basket component is discontinued, select a successor basket component or, if no successor basket component is available, determine the closing level of such basket component; see “Discontinuance of a Basket Component.”

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the notes will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Events of Default and Acceleration

In case an event of default with respect to the notes has occurred and is continuing, the amount payable to a holder of a note upon any acceleration permitted by the notes, with respect to each note, will be equal to the redemption amount, calculated as provided herein; provided, however, that the redemption amount will be calculated using (i) for purposes of determining the final ending level, the closing levels of the basket components on the date of acceleration and (ii) for purposes of determining the average ending level, (A) the closing levels of the basket components ascertained on the calculation day(s) that occurred before the date of acceleration and (B) the closing levels of the basket components ascertained on the date of acceleration and on each of the trading days leading up to the date of acceleration in such aggregate number (including the date of acceleration) equal to the number of calculation days scheduled to occur after the date of acceleration.

PRS-18

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Hypothetical Payments at Stated Maturity

Set forth below are five examples of payment at stated maturity calculations (rounded to two decimal places), reflecting a hypothetical participation rate of 145% (the midpoint of the specified range of the participation rate) and assuming hypothetical final ending levels and average ending levels as indicated in the examples.

Example 1. The hypothetical final ending level is greater than the starting level and the hypothetical average ending level is greater than the starting level, and the redemption amount is greater than the original offering price:

Hypothetical Initial Component Level:	2315.97	Hypothetical Initial Component Level:	5395.70
Hypothetical Final Component Level:	3010.76	Hypothetical Final Component Level:	9766.22
Hypothetical Final Component Return:	30.00%	Hypothetical Final Component Return:	81.00%
Hypothetical Average Component Level:	2614.85	Hypothetical Average Component Level:	8673.59
Hypothetical Average Component Return:	12.91%	Hypothetical Average Component Return:	60.75%

Starting level: 100

Hypothetical final ending level: 100 x [1+ (50% x 30.00%) + (50% x 81.00%)] = 155.50

Hypothetical average ending level: 100 x [1+ (50% x 12.91%) + (50% x 60.75%)] = 136.83

Since both the hypothetical final ending level and the hypothetical average ending level are greater than the starting level, the redemption amount would equal:

$1,000 +	$1,000	x	136.83 – 100	x 145%	= $	1,534.04
100

On the stated maturity date you would receive $1,534.04 per $1,000 note. Note that if the redemption amount had been determined based on the appreciation in the hypothetical final ending level relative to the starting level, rather than on the hypothetical average ending level relative to the starting level, the redemption amount would have been greater.

PRS-19

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Hypothetical Payments at Stated Maturity (Continued)

Example 2. The hypothetical final ending level is less than the starting level, but the hypothetical average ending level is greater than the starting level, and the redemption amount is greater than the original offering price:

Initial Component Level:	2315.97	Initial Component Level:	5395.70
Final Component Level:	2038.05	Final Component Level:	4802.17
Final Component Return:	-12.00%	Final Component Return:	-11.00%
Average Component Level:	2868.33	Average Component Level:	5843.54
Average Component Return:	23.85%	Average Component Return:	8.30%

Starting level: 100

Hypothetical final ending level: 100 x [1+ (50% x -12.00%) + (50% x -11.00%)] = 88.50

Hypothetical average ending level: 100 x [1+ (50% x 23.85%) + (50% x 8.30%)] = 116.08

Since the hypothetical final ending level is less than the starting level, the redemption amount would be equal to the original offering price per note plus the additional amount minus 10% of the original offering price per note calculated as follows because 10% of the original offering price per note ($100 per $1,000 note) is less than the original offering price per note times the point-to-point percentage decrease in the Basket ($115.00 per $1,000 note):

$1,000 +	$1,000	x	116.08 – 100	x 145%	– $	100 = $1,133.16
100

On the stated maturity date you would receive $1,133.16 per $1,000 note.

PRS-20

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Hypothetical Payments at Stated Maturity (Continued)

Example 3. The hypothetical final ending level is less than the starting level and the hypothetical average ending level is greater than the starting level, but the redemption amount is less than the original offering price:

Hypothetical Initial Component Level:	2315.97	Hypothetical Initial Component Level:	5395.70
Hypothetical Final Component Level:	1968.57	Hypothetical Final Component Level:	4923.58
Hypothetical Final Component Return:	-15.00%	Hypothetical Final Component Return:	-8.75%
Hypothetical Average Component Level:	2383.13	Hypothetical Average Component Level:	5507.66
Hypothetical Average Component Return:	2.90%	Hypothetical Average Component Return:	2.07%

Starting level: 100

Hypothetical final ending level: 100 x [1+ (50% x -15.00%) + (50% x -8.75%)] = 88.13

Hypothetical average ending level: 100 x [1+ (50% x 2.90%) + (50% x 2.07%)] = 102.49

Since the hypothetical final ending level is less than the starting level, the redemption amount would be equal to the original offering price per note plus the additional amount minus 10% of the original offering price per note calculated as follows because 10% of the original offering price per note ($100 per $1,000 note) is less than the original offering price per note times the point-to-point percentage decrease in the Basket ($118.70 per $1,000 note):

$1,000 +	$1,000	x	102.49 – 100	x 145%	– $100	= $	936.11
100

On the stated maturity date you would receive $936.11 per $1,000 note.

PRS-21

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Hypothetical Payments at Stated Maturity (Continued)

Example 4. The hypothetical final ending level is less than the starting level and the hypothetical average ending level is less than the starting level, and the redemption amount is less than the original offering price:

Hypothetical Initial Component Level:	2315.97	Hypothetical Initial Component Level:	5395.70
Hypothetical Final Component Level:	2113.32	Hypothetical Final Component Level:	4856.13
Hypothetical Final Component Return:	-8.75%	Hypothetical Final Component Return:	-10.00%
Hypothetical Average Component Level:	2009.51	Hypothetical Average Component Level:	5148.85
Hypothetical Average Component Return:	-13.23%	Hypothetical Average Component Return:	-4.57%

Starting level: 100

Hypothetical final ending level: 100 x [1+ (50% x -8.75%)  +  (50%  x  -10.00%)] =  90.63

Hypothetical average ending level: 100 x [1+ (50% x -13.23%)  +  (50%  x  -4.57%)] =  91.10

Since both the hypothetical final ending level and the hypothetical average ending level are less than the starting level (and therefore there is no additional amount), the redemption amount would be equal to the original offering price per note minus the product of the original offering price per note and the point-to-point percentage decrease in the Basket calculated as follows because the original offering price per note times the point-to-point percentage decrease in the Basket ($93.70 per $1,000 note) is less than 10% of the original offering price per note ($100 per $1,000 note):

$1,000 -	$1,000	x	100 – 90.63	= $	906.30
100

On the stated maturity date you would receive $906.30 per $1,000 note.

PRS-22

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Hypothetical Payments at Stated Maturity (Continued)

Example 5. The hypothetical final ending level is less than the starting level and the hypothetical average ending level is less than the starting level, and the redemption amount is less than the original offering price per note:

Hypothetical Initial Component Level:	2315.97	Hypothetical Initial Component Level:	5395.70
Hypothetical Final Component Level:	1697.61	Hypothetical Final Component Level:	3356.13
Hypothetical Final Component Return:	-26.70%	Hypothetical Final Component Return:	-37.80%
Hypothetical Average Component Level:	1597.27	Hypothetical Average Component Level:	4003.07
Hypothetical Average Component Return:	-31.03%	Hypothetical Average Component Return:	-25.81%

Starting level: 100

Hypothetical final ending level: 100 x [1+ (50% x -26.70%)  +  (50%  x  -37.80%)] =  67.75

Hypothetical average ending level: 100 x [1+ (50% x -31.03%)  +  (50%  x  -25.81%)] =  71.58

Since both the hypothetical final ending level and the hypothetical average ending level are less than the starting level (and therefore there is no additional amount), the redemption amount would be equal to the original offering price per note minus 10% of the original offering price per note because 10% of the original offering price per note ($100 per $1,000 note) is less than the original offering price per note times the point-to-point percentage decrease in the Basket ($322.50 per $1,000 note).

On the stated maturity date you would receive $900 per $1,000 note.

To the extent that the final ending level, average ending level and participation rate differ from the values assumed above, the results indicated above would be different.

PRS-23

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Hypothetical Returns

The following table illustrates, for a hypothetical participation rate of 145% (the midpoint of the specified range of the participation rate) and a range of hypothetical final ending levels and average ending levels of the Basket:

•	the hypothetical percentage change from the starting level to the hypothetical final ending level;

•	the hypothetical percentage change from the starting level to the hypothetical average ending level;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical final ending level		Hypothetical average ending level	Hypothetical percentage change from the starting level to the hypothetical final ending level	Hypothetical percentage change from the starting level to the hypothetical average ending level	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
225.00		175.00	125.00%	75.00%	$2,087.50	108.75%	15.26%
175.00		175.00	75.00%	75.00%	$2,087.50	108.75%	15.26%
125.00		175.00	25.00%	75.00%	$2,087.50	108.75%	15.26%
200.00		150.00	100.00%	50.00%	$1,725.00	72.50%	11.19%
150.00		150.00	50.00%	50.00%	$1,725.00	72.50%	11.19%
100.00		150.00	0.00%	50.00%	$1,725.00	72.50%	11.19%
175.00		125.00	75.00%	25.00%	$1,362.50	36.25%	6.28%
125.00		125.00	25.00%	25.00%	$1,362.50	36.25%	6.28%
75.00		125.00	-25.00%	25.00%	$1,262.50	26.25%	4.71%
150.00		100.00	50.00%	0.00%	$1,000.00	0.00%	0.00%
100.00	(2)	100.00	0.00%	0.00%	$1,000.00	0.00%	0.00%
50.00		100.00	-50.00%	0.00%	$900.00	-10.00%	-2.09%
145.00		95.00	45.00%	-5.0%	$1,000.00	0.00%	0.00%
95.00		95.00	-5.00%	-5.0%	$950.00	-5.00%	-1.02%
45.00		95.00	-55.00%	-5.0%	$900.00	-10.00%	-2.09%
140.00		90.00	40.00%	-10.0%	$1,000.00	0.00%	0.00%
90.00		90.00	-10.00%	-10.0%	$900.00	-10.00%	-2.09%
40.00		90.00	-60.00%	-10.0%	$900.00	-10.00%	-2.09%
120.00		70.00	20.00%	-30.0%	$1,000.00	0.00%	0.00%
70.00		70.00	-30.00%	-30.0%	$900.00	-10.00%	-2.09%
20.00		70.00	-80.00%	-30.0%	$900.00	-10.00%	-2.09%
(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting level.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual final ending level, average ending level and participation rate.

PRS-24

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

Hypothetical Historical Performance of the Basket

The Basket will represent a weighted portfolio of the following basket components, with the return of each basket component having the weighting noted parenthetically: the EURO STOXX 50 Index (50%) and the FTSE 100 Index (50%). The value of the Basket will increase or decrease depending upon the average performance of the basket components and upon the closing levels of the basket components on the final calculation day. For more information regarding the basket components, see “The EURO STOXX 50 Index” and “The FTSE 100 Index.” The Basket does not reflect the performance of all major securities markets.

While historical information on the value of the Basket does not exist for dates prior to the pricing date, the following graph sets forth the hypothetical daily values of the Basket for the period from January 1, 2001 to October 11, 2011, assuming that the Basket was constructed on January 1, 2001 with a starting level of 100 and that each of the basket components had the applicable weighting as of such day. The hypothetical historical levels of the Basket presented in the graph below do not reflect an average return for any of the basket components over any period of time, but instead reflect the daily performance of each basket component as measured against its initial level on January 1, 2001. Since the average ending level will be utilized in the determination of the redemption amount, you should evaluate the graph below on that basis. We obtained the closing levels and other information used by us in order to create the graph below from Bloomberg Financial Markets (“Bloomberg”). We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the percentage change in the value of the Basket is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

PRS-25

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

EURO STOXX 50 Index

All information contained in this pricing supplement regarding the EURO STOXX 50® Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. That information reflects the policies of, and is subject to change by, STOXX Limited, the index sponsor (referred to in this section as “STOXX”). STOXX has no obligation to continue to publish, and may discontinue publication of the EURO STOXX 50 Index at any time. We make no representation or warranty as to the accuracy or completeness of any information relating to the EURO STOXX 50 Index.

General

The EURO STOXX 50 Index is calculated, maintained and published by STOXX Limited. STOXX Limited was formerly a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Group. Following a change in the shareholders of STOXX Limited, the joint venture now comprises Deutsche Börse AG and SIX Group AG. In addition, on March 1, 2010, STOXX Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the EURO STOXX 50® Index. Publication of the EURO STOXX 50 Index began on February 28, 1998, based on an initial index value of 1,000 on December 31, 1991. The EURO STOXX 50 Index is published in The Wall Street Journal and disseminated on the STOXX website at www.stoxx.com.

Index Composition and Maintenance

The EURO STOXX 50 Index is composed of 50 component stocks of sector leaders from within the EURO STOXX Supersector indexes, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all supersectors as defined by the Industry Classification Benchmark.

The composition of the EURO STOXX 50 Index is reviewed annually. Changes in the composition of the EURO STOXX 50 Index are made to ensure that the EURO STOXX 50 Index includes the 50 market sector leaders from within the EURO STOXX Index.

The free float factors for each component stock used to calculate the EURO STOXX 50 Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

The EURO STOXX 50 Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the EURO STOXX 50 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Computation of the EURO STOXX 50 Index

The EURO STOXX 50 Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the EURO STOXX 50 Index value can be expressed as follows:

Index =	free float market capitalization of the EURO STOXX 50 Index
divisor

PRS-26

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

EURO STOXX 50 Index (Continued)

The “free float market capitalization of the EURO STOXX 50 Index” is equal to the sum of the products of the closing price, the number of shares, free float factor and the cap factor for each component stock as of the time the EURO STOXX 50 Index is being calculated. The cap factor limits the weight of a component within the EURO STOXX 50 Index to a maximum of 10%.

The EURO STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of the EURO STOXX 50 Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1)	Split and reverse split:

Adjusted price = closing price * A/B

New number of shares = old number of shares * B/A

Divisor: no change

(2)	Rights offering:

Adjusted price = (closing price * A + subscription price * B) / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: increases

(3)	Stock dividend:

Adjusted price = closing price * A / (A + B)

New number of shares = old number of shares * (A + B) / A

Divisor: no change

(4)	Stock dividend from treasury stock (if treated as extraordinary dividend):

Adjusted close = close – close * B/(A + B)

Divisor: decreases

(5)	Stock dividend of another company:

Adjusted price = (closing price * A - price of other company * B) / A

Divisor: decreases

(6)	Return of capital and share consolidation:

Adjusted price = (closing price - capital return announced by company * (1 – withholding tax)) * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

PRS-27

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

EURO STOXX 50 Index (Continued)

(7)	Repurchase shares / self tender:

Adjusted price = ((price before tender * old number of shares) - (tender price * number of tendered shares)) / (old number of shares - number of tendered shares)

New number of shares = old number of shares - number of tendered shares

Divisor: decreases

(8)	Spin-off:

Adjusted price = (closing price * A - price of spun-off shares * B) / A

Divisor: decreases

(9)	Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

•	Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

•	If A is not equal to one, all the following “new number of shares” formulas need to be divided by A:

•	If rights are applicable after stock distribution (one action applicable to another):

Adjusted price = (closing price * A + subscription price * C * (1 + B / A)) /

((A + B) * (1 + C / A))

New number of shares = old number of shares * ((A + B) * (1 + C / A)) / A

Divisor: increases

•	If stock distribution is applicable after rights (one action applicable to another):

Adjusted price = (closing price * A + subscription price * C) / ((A + C) * (1 + B / A))

New number of shares = old number of shares * ((A + C) * (1 + B / A))

Divisor: increases

•	Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

PRS-28

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

EURO STOXX 50 Index (Continued)

License Agreement

STOXX Limited (“STOXX”) and its licensors (the “Licensors”) have no relationship to Wells Fargo & Company, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

•	Sponsor, endorse, sell or promote the notes.

•	Recommend that any person invest in the notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

•	Have any responsibility or liability for the administration, management or marketing of the notes.

•	Consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

•	STOXX and its Licensors do not make any warranty, express or implied, and disclaim any and all warranty about:

¡	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index;

¡	The accuracy or completeness of the EURO STOXX 50® Index and its data;

¡	The merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;

•	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data;

•

Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between Wells Fargo & Company and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

Historical Information

We obtained the closing levels listed below from Bloomberg. You can obtain the level of the EURO STOXX 50 Index at any time from Bloomberg under the symbol “SX5E” or from the STOXX website at www.stoxx.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the STOXX website is incorporated by reference into this pricing supplement.

PRS-29

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

EURO STOXX 50 Index (Continued)

The following graph sets forth daily closing levels of the EURO STOXX 50 Index for the period from January 1, 2001 to October 11, 2011. The closing level on October 11, 2011 was 2315.97. The historical daily closing levels presented below do not reflect an average return, but instead reflect the daily performance of the EURO STOXX 50 Index. Since the average component level of the EURO STOXX 50 Index will be utilized to determine the average ending level, and, in turn, the redemption amount, you should evaluate the graph below on that basis.

PRS-30

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

EURO STOXX 50 Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the EURO STOXX 50 Index for each quarter in the period from January 1, 2001 through September 30, 2011 and for the period from October 1, 2011 to October 11, 2011.

	High	Low	Last
2001
First Quarter	4787.45	3891.49	4185.00
Second Quarter	4582.07	4039.16	4243.91
Third Quarter	4304.44	2877.68	3296.66
Fourth Quarter	3828.76	3208.31	3806.13
2002
First Quarter	3833.09	3430.18	3784.05
Second Quarter	3748.44	2928.72	3133.39
Third Quarter	3165.47	2187.22	2204.39
Fourth Quarter	2669.89	2150.27	2386.41
2003
First Quarter	2529.86	1849.64	2036.86
Second Quarter	2527.44	2067.23	2419.51
Third Quarter	2641.55	2366.86	2395.87
Fourth Quarter	2760.66	2434.63	2760.66
2004
First Quarter	2959.71	2702.05	2787.49
Second Quarter	2905.88	2659.85	2811.08
Third Quarter	2806.62	2580.04	2726.30
Fourth Quarter	2955.11	2734.37	2951.01
2005
First Quarter	3114.54	2924.01	3055.73
Second Quarter	3190.80	2930.10	3181.54
Third Quarter	3429.42	3170.06	3428.51
Fourth Quarter	3616.33	3241.14	3578.93
2006
First Quarter	3874.61	3532.68	3853.74
Second Quarter	3890.94	3408.02	3648.92
Third Quarter	3899.41	3492.11	3899.41
Fourth Quarter	4140.66	3880.14	4119.94
2007
First Quarter	4272.32	3906.15	4181.03
Second Quarter	4556.97	4189.55	4489.77
Third Quarter	4557.57	4062.33	4381.71
Fourth Quarter	4489.79	4195.58	4399.72
2008
First Quarter	4339.23	3431.82	3628.06
Second Quarter	3882.28	3340.27	3352.81
Third Quarter	3445.66	3000.83	3038.20
Fourth Quarter	3113.82	2165.91	2447.62
2009
First Quarter	2578.43	1809.98	2071.13
Second Quarter	2537.35	2097.57	2401.69
Third Quarter	2899.12	2281.47	2872.63
Fourth Quarter	2992.08	2712.30	2964.96
2010
First Quarter	3017.85	2631.64	2931.16
Second Quarter	3012.65	2488.50	2573.32
Third Quarter	2827.27	2507.83	2747.90
Fourth Quarter	2890.64	2650.99	2792.82
2011
First Quarter	3068.00	2721.24	2910.91
Second Quarter	3011.25	2715.88	2848.53
Third Quarter	2875.67	1995.01	2179.66
October 1, 2011 to October 11, 2011	2320.80	2091.09	2315.97

PRS-31

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

FTSE 100 Index

All information contained in this pricing supplement regarding the FTSE® 100 Index, including, without limitation, its make-up, method of calculation and changes in its components, is derived from publicly available information. That information reflects the policies of, and is subject to change by, FTSE International Limited, the index sponsor (referred to in this section as “FTSE”). FTSE has no obligation to continue to publish, and may discontinue publication of the FTSE 100 Index at any time. We make no representation or warranty as to the accuracy or completeness of any information relating to the FTSE 100 Index.

General

The FTSE 100 Index is a stock index calculated, published and disseminated by FTSE, a company owned jointly by the London Stock Exchange Plc (the “Exchange”) and The Financial Times Limited (the “FT”), in association with the Institute and the Faculty of Actuaries. The FTSE 100 Index is designed to represent the performance of the largest 100 United Kingdom companies, which pass screening for size and liquidity. The FTSE 100 was first calculated on January 3, 1984 with an initial base level index of 1000 points. Publication of the FTSE 100 Index began in February 1984.

Composition and Maintenance

The FTSE 100 Index is a free float weighted index that measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the Exchange. The 100 stocks included in the FTSE 100 Index are selected from a reference group of stocks trading on the Exchange which are in turn selected by excluding certain stocks based on various factors, including liquidity, accuracy and reliability of prices, and size and number of trading days. The underlying stocks are selected from this reference group by selecting 100 stocks with the largest market value.

FTSE is responsible for calculating, publishing and disseminating the FTSE 100 Index. The FTSE 100 Index is overseen by FTSE’s Europe/Middle East/Africa Regional Committee (the “EMEA Committee”), made up of independent senior industry representatives, which is responsible for the index review process.

FTSE can add, delete or substitute the stocks underlying the FTSE 100 Index or make other methodological changes that could change the value of the FTSE 100 Index. FTSE may also discontinue or suspend calculation or dissemination of the FTSE 100 Index. Constituents of the FTSE 100 Index are reviewed quarterly in March, June, September and December. The Secretary of the EMEA Committee conducts periodic reviews of the constituents and recommends possible companies to be included or excluded from the FTSE 100 Index using the close of business figures from the trading day prior to the review day. The review is then presented to the EMEA Committee for approval. The meetings to review the constituents are held on the Wednesday after the first Friday in March, June, September and December. Any constituent changes will be implemented before the start of the index calculation on the second business day following the day on which the event justifying removal was announced.

Changes to the constituents can be prompted by new listings on the Exchange, corporate actions (e.g., mergers and acquisitions) or an increase or decrease in a market capitalization. The underlying stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FTSE 100 Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the chairman or deputy chairman (or their nominated deputies) of the EMEA Committee, to be a viable constituent of the FTSE 100 Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization.

PRS-32

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

FTSE 100 Index (Continued)

Calculation of the FTSE 100 Index

The FTSE 100 Index is calculated by (i) multiplying the per share price of each stock included in the FTSE 100 Index by the number of outstanding shares, (ii) calculating the sum of all these products (such sum being hereinafter the “FTSE Aggregate Market Value”) as of the starting date of the FTSE 100 Index, and (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the FTSE Aggregate Market Value on the base date of the FTSE 100 Index and which can be adjusted to allow changes in the issued share capital of individual underlying stocks including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits to be made without distorting the FTSE 100 Index. Because of such capitalization weighting, movements in share prices of companies with relatively larger market capitalization will have a greater effect on the level of the entire FTSE 100 than will movements in share prices of companies with relatively smaller market capitalization.

The London Stock Exchange

All securities listed in the FTSE 100 Index must be listed on the Exchange. The Exchange organizes, operates and regulates key aspects of the United Kingdom’s capital market and has four primary markets – the Main Market, the Alternative Investment Market (“AIM”), the Professional Securities Market (“PSM”) and the Specialist Fund Market (“SFM”).

License Agreement

Wells Fargo & Company has entered into a non-exclusive license agreement with FTSE International Limited, whereby it and its affiliates, in exchange for a fee, are permitted to use the FTSE® 100 Index in connection with the issuance of certain securities, including the notes.

FTSE is under no obligation to continue the calculation and dissemination of the FTSE® 100 Index. The notes are not in any way sponsored, endorsed, sold or promoted by FTSE, London Stock Exchange Plc (the “Exchange”) or Financial Times Ltd. (“FT”), and neither FTSE nor the Exchange nor FT makes any warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the FTSE® 100 Index and/or the figure at which the FTSE® 100 Index stands at any particular time on any particular day or otherwise. The FTSE® 100 Index is compiled and calculated by FTSE. However, neither FTSE, the Exchange nor FT shall be liable (whether in negligence or otherwise) to any person for any error in the index and neither FTSE, the Exchange nor FT shall be under any obligation to advise any person of any error therein. “FTSE®”, “FT-SE®”, “Footsie®”, “FTSE4Good®” and “techMARK®” are trademarks of the Exchange and the FT and are used by FTSE under license. “All-World®”, “All-Share®” and “All-Small®” are trademarks of FTSE.

FTSE determines, composes and calculates the FTSE® 100 Index without regard to the notes. FTSE has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating the FTSE® 100 Index. FTSE is not responsible for and has not participated in the determination of the terms, prices or amount of the notes and will not be responsible for or participate in any determination or calculation regarding the redemption amount payable at stated maturity. FTSE has no obligation or liability in connection with the administration, marketing or trading of the securities.

FTSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the FTSE® 100 Index or the manner in which the FTSE® 100 Index is applied in determining any closing level, initial component level, final component level, or average component level of the FTSE® 100 Index or any amount payable upon maturity.

PRS-33

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

FTSE 100 Index (Continued)

Historical Information

We obtained the closing levels listed below from Bloomberg. You can obtain the level of the FTSE 100 Index at any time from Bloomberg under the symbol “UKX” or from the FTSE website at www.ftse.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the FTSE website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing levels of the FTSE 100 Index for the period from January 1, 2001 to October 11, 2011. The closing level on October 11, 2011 was 5395.70. The historical daily closing levels presented below do not reflect an average return, but instead reflect the daily performance of the FTSE 100 Index. Since the average component level of the FTSE 100 Index will be utilized to determine the average ending level, and, in turn, the redemption amount, you should evaluate the graph below on that basis.

PRS-34

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

FTSE 100 Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the FTSE 100 Index for each quarter in the period from January 1, 2001 through September 30, 2011 and for the period from October 1, 2011 to October 11, 2011.

	High	Low	Last
2001
First Quarter	6334.50	5314.80	5633.70
Second Quarter	5976.60	5463.10	5642.50
Third Quarter	5716.70	4433.70	4903.40
Fourth Quarter	5369.80	4785.60	5217.40
2002
First Quarter	5323.80	5024.10	5271.80
Second Quarter	5263.90	4531.00	4656.40
Third Quarter	4685.80	3671.10	3721.80
Fourth Quarter	4190.00	3730.50	3940.40
2003
First Quarter	4009.50	3287.00	3613.30
Second Quarter	4207.00	3684.80	4031.20
Third Quarter	4314.70	3963.90	4091.30
Fourth Quarter	4476.90	4169.20	4476.90
2004
First Quarter	4559.10	4309.40	4385.70
Second Quarter	4575.70	4395.20	4464.10
Third Quarter	4608.40	4287.00	4570.80
Fourth Quarter	4820.10	4564.50	4814.30
2005
First Quarter	5060.80	4783.60	4894.40
Second Quarter	5114.40	4789.40	5113.20
Third Quarter	5494.80	5158.30	5477.70
Fourth Quarter	5638.30	5142.10	5618.80
2006
First Quarter	6036.30	5633.80	5964.60
Second Quarter	6132.70	5506.80	5833.40
Third Quarter	5986.60	5681.70	5960.80
Fourth Quarter	6260.00	5937.10	6220.80
2007
First Quarter	6444.40	6000.70	6308.00
Second Quarter	6732.40	6315.50	6607.90
Third Quarter	6716.70	5858.90	6466.80
Fourth Quarter	6730.70	6070.90	6456.90
2008
First Quarter	6479.40	5414.40	5702.10
Second Quarter	6376.50	5518.20	5625.90
Third Quarter	5636.60	4818.77	4902.45
Fourth Quarter	4980.25	3780.96	4434.17
2009
First Quarter	4638.92	3512.09	3926.14
Second Quarter	4506.19	3925.52	4249.21
Third Quarter	5172.89	4127.17	5133.90
Fourth Quarter	5437.61	4988.70	5412.88
2010
First Quarter	5727.65	5060.92	5679.64
Second Quarter	5825.01	4914.22	4916.87
Third Quarter	5602.54	4805.75	5548.62
Fourth Quarter	6008.92	5528.27	5899.94
2011
First Quarter	6091.33	5598.23	5908.76
Second Quarter	6082.88	5674.38	5945.71
Third Quarter	6054.55	5007.16	5128.48
October 1, 2011 to October 11, 2011	5399.00	4944.44	5395.70

PRS-35

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

United States Federal Income Tax Considerations

The following is a general description of certain United States federal income tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the United States federal income tax consequences of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States federal income taxation of the notes that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of notes who is subject to special treatment under the United States federal income tax laws.

The discussion below applies to you only if you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of tax accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns notes as part of a straddle, a hedging, a conversion or other integrated transaction for tax purposes, or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Except as otherwise noted under “—Non-United States Holders” below, this discussion is applicable to you only if you are a United States holder. You are a “United States holder” if you are a beneficial owner of a note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust, if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, the notes should be characterized and treated as debt instruments subject to the special rules governing contingent payment debt instruments for United States federal income tax purposes. The rest of this discussion assumes such characterization and treatment will be respected. Under the contingent payment debt instrument rules, the amount of interest you are required to take

PRS-36

Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

United States Federal Income Tax Considerations (Continued)

into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed-rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include increasing amounts of income in respect of the notes prior to your receipt of cash attributable to such income.

We have determined that the comparable yield for the notes is equal to     % per annum, compounded semi-annually, with a single projected payment at maturity of $     based on an investment of $1,000. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar year basis, we have determined that you will generally be required to include the following amounts of ordinary income for each $1,000 investment in the notes each year: $     in 2011, $     in 2012, $     in 2013, $     in 2014, $     in 2015 and $     in 2016. However, if the amount you receive at maturity were to be greater than $     for each $1,000 investment in the notes, you would be required to make a positive adjustment and increase the amount of ordinary income that you recognize in 2016 by an amount that is equal to such excess. Conversely, if the amount you receive at maturity were to be less than $     for each $1,000 investment in the notes, you would be required to make a negative adjustment and decrease the amount of ordinary income that you recognize in 2016 by an amount up to such difference. If the amount you receive at maturity is less than $     for each $1,000 investment in the notes, then you would recognize a net ordinary loss in 2016 in an amount equal to such difference. If the amount you receive on the stated maturity date is less than $1,000 for each $1,000 investment in the notes, you will recognize an ordinary and capital loss in 2016. If you are a noncorporate holder, you will generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

You are required to use the comparable yield set forth above in determining your interest accruals in respect of the notes, unless you timely disclose and justify on your United States federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield is provided to you for the sole purpose of determining your interest accruals in respect of the notes, and we make no representations regarding the amount of the single projected payment with respect to the notes.

The amount of original issue discount on a note for each accrual period is determined by multiplying the comparable yield of the note, adjusted for the length of the accrual period, by the note’s adjusted issue price (as defined below) at the beginning of the accrual period. The amount of original issue discount so determined is then allocated on a ratable basis to each day in the accrual period that you have held the note. The adjusted issue price of a note at the beginning of any accrual period will generally be its original issue price increased by the amount of original issue discount allocable to all prior accrual periods (under the rules governing contingent payment debt instruments), determined without regard to any positive or negative adjustments to interest accruals.

If you purchase the notes for an amount that differs from the notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the notes and the

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Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

United States Federal Income Tax Considerations (Continued)

notes’ adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of the single projected payment. If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of the single projected payment. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make with respect to your notes under the rules set forth above.

Any gain you recognize upon the sale, exchange or maturity of the notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. If you are a noncorporate United States holder, you will generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. Any ordinary loss should not be subject to the two percent floor limitation on miscellaneous itemized deductions. The deductibility of capital losses is subject to limitations.

For taxable years beginning after December 31, 2012, a United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the United States holder’s “net investment income” for the relevant taxable year and (2) the excess of the United States holder’s modified adjusted gross income (including interest accruals based on the comparable yield for the notes) for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A United States holder’s net investment income will generally include its gross interest income and its net gains from the sale, exchange, redemption or maturity of the notes, unless such gross interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain

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Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

United States Federal Income Tax Considerations (Continued)

passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisor regarding the applicability of the Medicare tax to your interest income or gains in respect of your investment in the notes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions (“Reportable Transactions”) on Internal Revenue Service (“IRS”) Form 8886. Although not free from doubt, an investment in the notes or a sale, exchange or maturity of the notes should generally not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the notes or a sale, exchange or maturity of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of notes.

Non-United States Holders. If you are not a United States holder, subject to the discussion of backup withholding and information reporting below, payments of interest (including amounts taken into income under the accrual rules described above and any gain from the sale, exchange or maturity of a note that is treated as interest for this purpose) in respect of your notes should not be subject to U.S. federal income tax or withholding tax provided that:

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our capital stock that are entitled to vote, within the meaning of Section 871(h)(3) of the Code;

•	you are not a “controlled foreign corporation” that is, directly or indirectly, related to us through stock ownership;

•	you are not a bank whose receipt of interest (including original issue discount) on your notes is described in Section 881(c)(3)(A) of the Code;

•	the interest is not effectively connected with the conduct of a trade or business within the United States; and

•

you (i) provide your name and address and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on IRS Form W-8BEN (or other applicable form)); or (ii) hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to holders that are pass-through entities.

If the requirements described above are not satisfied, a 30% withholding tax will generally apply to the gross amount of interest (including original issue discount or other amounts treated as interest for federal income tax purposes) on the notes that is paid to you. If the interest were to be effectively connected with the conduct of a trade or business within the United States, you would not be subject to the 30% withholding tax (assuming you certify as provided on IRS Form W-8ECI); however, you would be subject to United States federal income tax in the same manner as United States holders as described above, unless an applicable income tax treaty provides otherwise, and, if you are a corporation, you could be subject to a branch profits tax with respect to such income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

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Market Linked Notes Notes Linked to an International Equity Basket due October 21, 2016

United States Federal Income Tax Considerations (Continued)

Backup Withholding and Information Reporting. In general, if you are a non-corporate United States holder, Wells Fargo and other payors are required to report to the IRS all payments made to you on your notes. In addition, Wells Fargo and other payors are required to report to the IRS any payment of proceeds of the sale, exchange or redemption of your notes before maturity within the United States (as well as the proceeds of certain sales outside the United States). Additionally, backup withholding will apply to any payments made to you on your notes if you fail to provide an accurate taxpayer identification number or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your United States federal income tax returns.

If you are a non-United States holder of notes, Wells Fargo and other withholding agents must report annually to the IRS and to you the amount of interest payments the withholding agent makes to you and the tax withheld with respect to such payments, regardless of whether withholding was required. You will generally not be subject to backup withholding regarding payments made to you provided that Wells Fargo and other withholding agents do not have actual knowledge or reason to know that you are a United States holder and you comply with certain certification and identification requirements as to your foreign status.

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